Exhibit 99.4

Dear Member: We are pleased to announce that the board of directors of HarborOne Bank and HarborOne Bancorp, Inc. and the board of trustees of HarborOne Mutual Bancshares have approved a plan of conversion under which we will convert from the mutual holding company form to the fully-public stock holding company form of organization and raise additional capital in a stock offering. Upon the completion of the conversion, HarborOne Bank will become a wholly-owned subsidiary of our new public holding company, HarborOne NorthEast Bancorp, Inc. (which will be renamed HarborOne Bancorp, Inc.). The additional capital raised in the offering will enhance our capital position and enable us to support future growth and profitability. If the plan of conversion is approved: Existing deposit accounts and loans will remain exactly the same; and Deposit accounts will continue to be federally insured up to the maximum legal limits. The Vote To complete the conversion, your participation is extremely important. The plan of conversion is subject to the approval of voting members of HarborOne Mutual Bancshares, who are depositors of HarborOne Bank. Under Massachusetts law, voting by proxy is not permitted. The plan must be approved by a majority of the members present and voting in person at a special meeting of members. Voting will not obligate you to purchase shares of common stock in the offering. As a valued customer, your vote is important to us. On behalf of the Board, I ask that you attend the special meeting, _day, June , 2019 between _:00 – _:00 p.m, at Lombardo’s, 6 Billings St., Randolph, MA and cast your vote “FOR” approval of the plan. The Stock Offering As a qualifying depositor of HarborOne Bank or Coastway Bank on February 28, 2018, you have a first priority right to subscribe for shares of HarborOne NorthEast Bancorp, Inc. in the stock offering. The enclosed prospectus describes the stock offering in more detail. Please read the prospectus carefully before making an investment decision. If you wish to subscribe for shares, please complete the enclosed stock order form. Your stock order form, together with payment for the shares, must be physically received (not postmarked) by HarborOne NorthEast Bancorp, Inc. no later than _:00 p.m., Eastern Time, on _day, June , 2019. Stock order forms may be delivered by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service or by hand delivery to the Stock Information Center address indicated on the stock order form. We will not accept stock order forms at our other offices. If you have any questions after reading the enclosed material, please call our Stock Information Center at ( ) - , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. Sincerely, James W. Blake Chief Executive Officer The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus. 1

Dear Member: We are pleased to announce that board of directors of HarborOne Bank and HarborOne Bancorp, Inc. and the board of trustees of HarborOne Mutual Bancshares have approved a plan of conversion under which we will convert from the mutual holding company form to the fully-public stock holding company form of organization and raise additional capital in a stock offering. Upon the completion of the conversion, HarborOne Bank will become a wholly-owned subsidiary of our new public holding company, HarborOne NorthEast Bancorp, Inc. (which will be renamed HarborOne Bancorp, Inc.). The additional capital raised in the offering will enhance our capital position and enable us to support future growth and profitability. If the plan of conversion is approved: Existing deposit accounts and loans will remain exactly the same; and Deposit accounts will continue to be federally insured up to the maximum legal limits. The Vote To complete the conversion, your participation is extremely important. The plan of conversion is subject to the approval of voting members of HarborOne Mutual Bancshares, who are depositors of HarborOne Bank. Under Massachusetts law, voting by proxy is not permitted. The plan must be approved by a majority of the members present and voting in person at a special meeting members. Voting will not obligate you to purchase shares of common stock in the offering. As a valued customer, your vote is important to us. On behalf of the Board, I ask that you attend the special meeting, _day, June , 2019 between _:00 – _:00 p.m, at Lombardo’s, 6 Billings St., Randolph, MA and cast your vote “FOR” approval of the plan. Although our records show that you did not hold a qualifying deposit at HarborOne Bank or Coastway Bank on February 28, 2018, you may be able to purchase shares in a community offering.Please call the Stock Information Center at ( ) - , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time, if you would like more information. Sincerely, James W. Blake Chief Executive Officer The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus. 2

Dear Friend of HarborOne Bank: We are pleased to announce that board of directors of HarborOne Bank and HarborOne Bancorp, Inc. and the board of trustees of HarborOne Mutual Bancshares have approved a plan of conversion under which we will convert from the mutual holding company form to the fully-public stock holding company form of organization and raise additional capital in a stock offering. Upon the completion of the conversion, HarborOne Bank will become a wholly-owned subsidiary of our new public holding company, HarborOne NorthEast Bancorp, Inc. (which will be renamed HarborOne Bancorp, Inc.). The additional capital raised in the offering will enhance our capital position and enable us to support future growth and profitability. As a former depositor of HarborOne Bank or Coastway Bank on February 28, 2018, you have nontransferable rights to subscribe for shares of HarborOne NorthEast Bancorp, Inc. common stock on a priority basis, before the stock is offered to the general public. The enclosed prospectus describes the stock offering in more detail. Please read the prospectus carefully before making an investment decision. If you wish to subscribe for shares, please complete the enclosed stock order form. Your stock order form, together with payment for the shares, must be physically received (not postmarked) by HarborOne NorthEast Bancorp, Inc. no later than _:00 p.m., Eastern Time, on _day, June __, 2019. Stock order forms may be delivered by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service or by hand delivery to the Stock Information Center address indicated on the stock order form. We will not accept stock order forms at our other offices. If you have any questions after reading the enclosed material, please call our Stock Information Center at ( ) - , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. Sincerely, James W. Blake Chief Executive Officer The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus. 3

HarborOne NorthEast Bancorp, Inc. Dear Potential Investor: We are pleased to provide you with the enclosed material regarding the stock offering by HarborOne NorthEast Bancorp, Inc., the proposed holding company for HarborOne Bank. This information packet includes the following: Prospectus This document provides detailed information about our proposed conversion from the mutual holding company form to the fully-public stock holding company form of organization and the related stock offering by HarborOne NorthEast Bancorp, Inc. Please read it carefully before making an investment decision. Stock Order Form If you wish to subscribe for shares, please complete the enclosed stock order form. Your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by HarborOne NorthEast Bancorp, Inc. no later than _:00 p.m., Eastern Time, on _day, June , 2019. Stock order forms may be delivered by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service or by hand delivery to the Stock Information Center address indicated on the stock order form. We will not accept stock order forms at our other offices. We are pleased to offer you this opportunity to become one of our shareholders. If you have any questions after reading the enclosed material, please call our Stock Information Center at ( ) - , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. Sincerely, James W. Blake Chief Executive Officer The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus. 4

Sandler O’Neill + Partners, L.P. Dear Prospective Investor: At the request of HarborOne Bank and its proposed holding company, HarborOne NorthEast Bancorp, Inc., we have enclosed materials regarding the offering of common stock in connection with the conversion of HarborOne Mutual Bancshares from the mutual holding company form to the fully-public stock holding company form of organization. The enclosed materials include a prospectus and a stock order form, which offer you the opportunity to subscribe for shares of common stock of HarborOne NorthEast Bancorp, Inc. Please read the prospectus carefully before making an investment decision. If you have any questions after reading the enclosed material, please call the Stock Information Center at ( ) - , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time, and ask for a Sandler O’Neill representative. If you decide to subscribe for shares, your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by HarborOne NorthEast Bancorp, Inc. no later than _:00 p.m., Eastern Time, on _day, June __, 2019. We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. This is not a recommendation or solicitation for any action by you with regard to the enclosed material. Sandler O’Neill & Partners, L.P. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus. 5

HarborOne NorthEast Bancorp, Inc. Questions & Answers About the Stock Offering We are pleased to announce that board of directors of HarborOne Bank and HarborOne Bancorp, Inc. and the board of trustees of HarborOne Mutual Bancshares have approved a plan of conversion under which we will convert from the mutual holding company form to the fully-public stock holding company form of organization and raise additional capital in a stock offering, subject to regulatory approval and the approval of our members and shareholders. Upon the completion of the conversion, HarborOne Bank will become a wholly-owned subsidiary of our new public holding company, HarborOne NorthEast Bancorp, Inc. (which will be renamed HarborOne Bancorp, Inc.). This brochure provides summary information about the offering and how to purchase shares, and is qualified in its entirety by the prospectus delivered with it. Investing in common stock involves certain risks. For a discussion of these risks and other factors that may affect your investment decision, investors are urged to read the accompanying prospectus before making an investment decision. Q. A. Who can purchase stock in the subscription offering? The common stock is being offered in a subscription offering in the following order of priority: 1) Eligible Account Holders: Depositors of HarborOne Bank with aggregate balances of at least $50 at the close of business on February 28, 2018. Eligible depositors of HarborOne Bank include certain former depositors of Coastway Bank, who are deemed to have opened their account at HarborOne Bank on the date such account was opened at Coastway Bank. 2) HarborOne Bank’s tax-qualified employee benefit plans (including the HarborOne Bank employee stock ownership plan and HarborOne Bank’s and HarborOne Mortgage’s 401(k) plans). 3) Employees, officers, directors, trustees and corporators of HarborOne Bank, any subsidiary of HarborOne Bank, or HarborOne Mutual Bancshares who are not Eligible Account Holders. Q. A. I am not eligible to purchase stock in the subscription offering. May I still place an order to purchase shares? If shares remain available following the completion of the subscription offering, common stock may be offered to the general public in a community offering. The community offering may begin concurrently with, during or promptly after the subscription offering. Natural persons (including trusts of natural persons) residing in the following Massachusetts and Rhode Island cities and towns will be given preference in the community offering: Massachusetts cities and towns of Abington, Acushnet, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dartmouth, Dighton, Duxbury, East Bridgewater, Easton, Fairhaven, Fall River, Foxboro, Freetown, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marion, Marshfield, Mattapoisett, Middleborough, Milton, New Bedford, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Somerset, Stoughton, Swansea, Taunton, Wareham, West Bridgewater, Westport, Weymouth and Whitman. Rhode Island cities and towns of Barrington, Bristol, Burrillville, Central Falls, Charlestown, Coventry, Cranston, Cumberland, East Greenwich, East Providence, Exeter, Foster, Glocester, Hopkinton, Jamestown, Johnston, 6

Lincoln, Little Compton, Middletown, Narragansett, New Shoreham, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Richmond, Scituate, Smithfield, South Kingstown, Tiverton, Warren, Warwick, West Greenwich, West Warwick, Westerly, and Woonsocket.

Q. Am I guaranteed to receive shares if I place an order?

A. No. It is possible that orders received will exceed the number of shares that we can sell. Such an oversubscription would result in shares being allocated among subscribers according to the preferences and priorities set forth in the plan of conversion described in the prospectus. If the offering is oversubscribed in the subscription offering, no orders received in any community offering will be filled.

Q. How many shares of stock are being offered, and at what price?

A. HarborOne NorthEast Bancorp, Inc. is offering up to 31,050,000 shares of common stock at a price of $10.00 per share.

Q. How much stock can I purchase?

A. The minimum purchase is 25 shares ($250). As more fully described in the plan conversion and in the prospectus, the maximum purchase by any person in the subscription or community offering is 100,000 shares ($1,000,000). In addition, no person, together with their associates, or group of persons acting in concert, may purchase more than 200,000 shares ($2,000,000) of common stock.

Q. How do I order stock?

A. If you decide to subscribe for shares, you must return your properly completed and signed original stock order form, along with full payment for the shares by the deadline noted on the stock order form. **Please call the Stock Information Center if you need assistance completing the stock order form.** Stock order forms may be returned **by mail** using the enclosed postage-paid envelope marked "STOCK ORDER RETURN," **by overnight delivery service** or **by hand delivery** to the Stock Information Center address indicated on the stock order form. **We will not accept stock order forms at our other offices.**

Q. When is the deadline to subscribe for stock?

A. A properly completed original stock order form, together with the required full payment, must be physically received by HarborOne NorthEast Bancorp, Inc. (not postmarked) no later than _:00 p.m., Eastern Time, on ___day, June __, 2019.

Q. How can I pay for my shares of stock?

A. You can pay for the shares of common stock by check, money order, or withdrawal from your interest-bearing deposit account or certificate of deposit at HarborOne Bank. Checks and money orders must be made payable to HarborOne NorthEast Bancorp, Inc. Withdrawals from a certificate of deposit at HarborOne Bank to buy shares of common stock may be made without penalty for early withdrawals; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the statement savings rate subsequent to the withdrawal.

Q. Can I use my HarborOne Bank home equity line of credit to pay for shares of common stock?

A. No. HarborOne Bank cannot knowingly lend funds to anyone to subscribe for shares. This includes the use of funds available through a HarborOne Bank home equity or other line of credit.

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Q. Can I subscribe for shares using funds in my IRA at HarborOne Bank?

A. No. Federal regulations do not permit the purchase of common stock in your existing IRA or other qualified retirement plan at HarborOne Bank. To use these funds to subscribe for common stock, you need to transfer the funds to a "self-directed" IRA or other trust account at another unaffiliated financial institution that permits investment in equity securities within such account. ***The transfer of these funds takes time, so please make arrangements as soon as possible.*** However, if you intend to subscribe for common stock using your eligibility as an IRA account holder but plan to use funds from sources other than your IRA account, you do not need to transfer your IRA account. Please call our Stock Information Center if you require additional information.

Q. Can I subscribe for shares in the subscription offering and add someone else who is not on my account to my stock registration?

A. No. Applicable regulations prohibit the transfer of subscription rights. Adding the names of other persons who are not owners of your qualifying account(s) may jeopardize your subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Q. Can I subscribe for shares in the subscription offering in my name alone if I have a joint account?

A. No. With the exception of certain orders placed through an IRA, Keogh, 401(k) or similar plan, a name can be deleted only in the event of the death of a named eligible depositor.

Q. I have custodial accounts at HarborOne Bank for my minor children. May I use these accounts to purchase stock in the subscription offering?

A. Yes. However, the stock must be registered in the custodian's name for the benefit of the minor child under the Uniform Transfers to Minors Act. A custodial account does not entitle the custodian to purchase stock in his or her own name. If the child has reached the age of majority, the child must subscribe for the shares in his or her own name.

Q. I have a business or trust account at HarborOne Bank. May I use these accounts to purchase stock in the subscription offering?

A. Yes. However, the stock must be purchased in the name of the business or trust. A business or trust account does not entitle the owner of or signatory for the business or the trustee of the trust to purchase stock in his or her own name.

Q. Will payments for common stock earn interest until the stock offering closes?

A. Yes. Any payment made by check or money order will earn interest at our passbook savings rate from the date the order is processed to the completion or termination of the stock offering. Depositors who pay for their stock by withdrawal authorization will receive interest at the contractual rate on the account until the completion or termination of the offering.

Q. Will dividends be paid on the stock?

A. Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.

Q. Will my stock be covered by deposit insurance?

A. No.

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Q. Where will the stock be traded?

A. Upon completion of the stock offering, shares of our common stock are expected to trade on the Nasdaq Global Select Market under the symbol "HONE."

Q. Can I change my mind after I place an order to subscribe for stock?

A. No. After receipt, your order may not be modified or withdrawn.

Q. If I purchase shares of common stock during the offering, when will I receive my stock?

A. Physical stock certificates will not be issued. Our transfer agent, Continental Stock Transfer & Trust Company, will send you a stock ownership statement, via the Direct Registration System (DRS), by first class mail as soon as practicable after the completion of the offering. Trading is expected to commence the day following closing of the stock offering. **Although the shares of HarborOne NorthEast Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock ownership statement prior to selling your shares.** Your ability to sell the shares of common stock prior to your receipt of the statement will depend on arrangements you may make with your brokerage firm.

Q. What is direct registration and DRS?

A. Direct registration is the ownership of stock registered in your own name on the books of HarborOne NorthEast Bancorp, Inc. without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (referred to as "book entry") on the books of HarborOne NorthEast Bancorp, Inc. The DRS (Direct Registration System) is a system that electronically moves investors' positions between brokers and transfer agents for issuers that offer direct registration.

Q. What happens to the HarborOne Bancorp, Inc. shares I currently own?

A. The shares of common stock owned by the existing public shareholders of HarborOne Bancorp, Inc. will be exchanged for shares of common stock of HarborOne NorthEast Bancorp, Inc. based on an exchange ratio that will result in existing public shareholders owning approximately the same percentage of HarborOne NorthEast Bancorp, Inc. common stock as they owned of HarborOne Bancorp, Inc. common stock immediately prior to the completion of the conversion. The actual number of shares you receive will depend on the percentage of HarborOne Bancorp, Inc. common stock held by you immediately prior to the completion of the conversion, the final independent appraisal of HarborOne NorthEast Bancorp, Inc., and the number of shares of HarborOne NorthEast Bancorp, Inc. common stock sold in the offering.

Q. What if I have additional questions?

A. The prospectus that accompanies this brochure describes the offering in detail. **Please read the prospectus carefully before making an investment decision.** If you have any questions after reading the enclosed material, you may call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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10 A Reminder To Attend a Special Meeting of Members YOUR ARE CORDIALLY INVITED TO OUR SPECIAL MEETING OF MEMBERS _day, June , 2019 Lombardo’s 6 Billings St., Randolph, MA Between _:00 – _:00 p.m. As a followup to our recent mailing regarding our plan of conversion, ON BEHALF OF THE BOARD, I ASK THAT YOU attend the special meeting and cast your vote “FOR” approval of the plan. The plan must be approved by a majority of the members, who are our depositors, present and voting in person at the special meeting. Voting “FOR” will not affect your deposit accounts or loans  Deposit accounts will continue to be federally insured  Voting does not obligate you to purchase stock in the offering You may have received more than one of these mailings depending on the ownership structure of your accounts. Thank you for choosing HarborOne Bank. We appreciate your vote and your continued support of the Bank. If you have any questions, please call our Stock Information Center at ( ) - . James W. Blake Chief Executive Officer

(Mail Driver) Name Street City, State, Zip WE CORDIALLY INVITE YOU To attend the special meeting of members to cast your vote WHAT Will I Be Voting For? We are counting on you to cast your vote “FOR” the approval the plan of conversion whereby we will convert from the mutual holding company form to the fully-public stock holding company form of organization. WHY Should I Vote? Because your vote makes a difference. As a valued customer, your vote is important to us. The conversion must be approved by a majority of our members, who are our depositors, present and voting in person at the meeting. Your vote “FOR” will help us support our future growth and continue to make a difference to our customers and community. We value your relationship and continued support of HarborOne Bank and are asking you to help us meet our goal. HOW Do I Cast My Vote? Each member as of the voting record date must be present at the special meeting to cast their vote. Under Massachusetts law, voting by proxy is not permitted. THANK YOU For Your Support. If you have more than one account, you may receive more than one mailing depending on the ownership structure of your accounts. 11 Date _day, June , 2019 Location Lombardo’s 6 Billings St. Randolph, MA 02368 Time Voting Polls will be open _:00 – _:00 p.m.

WHY CONVERT To The Fully-Public Stock Holding Company Form Of Organization? The conversion and stock offering will provide us with access to additional capital raised in the stock offering, which will give us the financial strength to better serve our existing customers and support our future growth and expansion. WHAT CHANGES Will Occur? No changes are planned in the way we operate our business. The conversion is an internal restructuring that will alter our corporate form of organization. It will have no effect on the staffing, products or services we offer to our customers, except to enable us to potentially add additional products and services in the future. WHO Is Eligible To Vote? Members of HarborOne Mutual Bancshares, who are the depositors of HarborOne Bank as of the close of business on April , 2019 are eligible to vote at the special meeting of members. MUST I PURCHASE Stock If I Plan To Vote At The Special Meeting? No. Voting for the plan does not obligate you to purchase stock in the offering. ADDITIONAL QUESTIONS? Please call our Stock Information Center at ( ) - , Monday through Friday between 10:00 a.m. and 4:00 p.m. The Stock Information Center will be closed on Bank holidays. We appreciate your continued support of HarborOne Bank. 12 YOUR SupportYOUR VoteOUR Thanks

HarborOne NorthEast Bancorp, Inc. 13 A Reminder To Attend a Special Meeting The Board of Trustees of HarborOne Mutual Bancshares would like to remind their members, who are depositors of HarborOne Bank, as of June __, 2019 to attend a special meeting held at Lombardo’s 6 Billings St., Randolph, MA ___day, June __, 2019 Between _:00 – _:00 p.m. Please Support By Attending the Special Meeting of Members and Casting Your Vote “FOR” Approval of the Plan

HarborOne NorthEast Bancorp, Inc. , 2019 Dear Subscriber: We hereby acknowledge receipt of your order and payment at $10.00 per share, listed below, of shares of HarborOne NorthEast Bancorp, Inc. common stock. If you are issued shares, the shares will be registered as indicated above. At this time, we cannot confirm the number of shares of HarborOne NorthEast Bancorp, Inc. common stock, if any, that will be issued to you. Following completion of the stock offering, shares will be allocated in accordance with the plan of conversion. Once the offering has been completed, you will receive by mail from our transfer agent, Continental Stock Transfer & Trust Company, a statement indicating your ownership of HarborOne NorthEast Bancorp, Inc. common stock. Please retain this letter and refer to the batch and item number indicated below for any future inquiries you may have regarding this order. If you have any questions, please call our Stock Information Center at (_ ) - , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. HarborOne NorthEast Bancorp, Inc. Stock Information Center The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. 18

HarborOne NorthEast Bancorp, Inc. , 2019 Dear Shareholder: Thank you for your interest in HarborOne NorthEast Bancorp, Inc. Our offering has been completed and we are pleased to confirm your subscription request for shares at a price of $10.00 per share. If your subscription was paid for by check, bank draft or money order, interest and any refund due to you will be mailed promptly. The closing of the transaction occurred on , 2019; this is your stock purchase date. Trading is expected to commence on the Nasdaq Global Select Market under the symbol “HONE” on __, 2019. A statement indicating the number of shares of HarborOne NorthEast Bancorp, Inc. you have purchased will be mailed to you shortly by our transfer agent Continental Stock Transfer & Trust Company. This statement will be your evidence of ownership of HarborOne NorthEast Bancorp, Inc. stock. All shares of HarborOne NorthEast Bancorp, Inc. common stock will be in book entry form and paper stock certificates will not be issued. HarborOne NorthEast Bancorp, Inc. Stock Information Center The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. 19

HarborOne NorthEast Bancorp, Inc. , 2019 Dear Interested Investor: We recently completed our subscription offering. Unfortunately, due to the demand for shares from persons with a priority to subscribe for the stock, stock was not available for our [Employees, Officers, Directors, Trustees, Corporators or community members / if applicable]. If your subscription was paid for by check, bank draft or money order, a refund of the balance due to you with interest will be mailed promptly. We appreciate your interest in HarborOne NorthEast Bancorp, Inc. and hope you become an owner of our stock in the future. Our stock has commenced trading on the Nasdaq Global Select Market under the symbol “HONE.” HarborOne NorthEast Bancorp, Inc. Stock Information Center The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. 20

HarborOne NorthEast Bancorp, Inc. , 2019 Welcome Shareholder: Thank you for your interest in HarborOne NorthEast Bancorp, Inc. (the “Company”). Our offering has been completed and we are pleased to enclose a statement from our transfer agent reflecting the number of shares of the Company’s common stock purchased by you in the offering at a price of $10.00 per share. The transaction closed on __, 2019; this is your stock purchase date. If your subscription was paid for by check, bank draft or money order, we will send you a check for interest on the funds you submitted and, if your subscription was not filled in full, the refund due. The enclosed statement will be your evidence of ownership of shares of Company common stock. All stock sold in the offering has been issued in book entry form through the direct registration system (“DRS”). No physical stock certificates will be issued. Please examine this statement carefully to be certain that it properly reflects the number of shares you purchased and the names in which the ownership of the shares are to be shown on the books of the Company. If you also held a physical stock certificate for shares of HarborOne Bancorp, Inc. prior to completion of the offering, a letter of transmittal regarding the exchange of those shares for HarborOne NorthEast Bancorp, Inc. shares, along with other materials, has been mailed to you separately. If you have any questions about your statement, please contact our transfer agent (by mail, telephone, or via the internet) as follows: Continental Stock Transfer & Trust Company Attn: HarborOne NorthEast Bancorp, Inc. Investor Services 1 State Street 30th Floor New York, NY 10004 1 (800) xxx-xxxx Email: xxxx@continentalstock.com Trading [is expected to] [commenced] on the Nasdaq Global Select Market under the symbol “HONE” on , 2019. Please contact a stockbroker if you choose to sell your stock or purchase any additional shares in the future. On behalf of the Board of Directors, officers and employees of HarborOne NorthEast Bancorp, Inc., I thank you for supporting our offering and welcome you as a shareholder. Sincerely, James W. Blake Chief Executive Officer The shares of common stock are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. 21

HarborOne NorthEast Bancorp, Inc. , 2019 Dear Interested Subscriber: We regret to inform you that HarborOne NorthEast Bancorp, Inc., the holding company for HarborOne Bank, did not accept your order for shares of HarborOne NorthEast Bancorp, Inc. common stock in its community offering. This action is in accordance with our plan of conversion, which gives HarborOne NorthEast Bancorp, Inc. the absolute right to reject the order of any person, in whole or in part, in the community offering. If your order was paid for by check, enclosed is your original check. HarborOne NorthEast Bancorp, Inc. Stock Information Center The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. 22

Sandler O’Neill + Partners, L.P. , 2019 Dear Community Member: We are pleased to provide you with the enclosed material regarding the stock offering by HarborOne NorthEast Bancorp, Inc., the proposed holding company for HarborOne Bank. Sandler O’Neill & Partners, L.P. is acting as marketing agent in connection with the subscription and community offerings. If you decide to subscribe for shares, your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by HarborOne NorthEast Bancorp, Inc. no later than _:00 p.m., Eastern Time, on _day, June __, 2019. Members of the general public are eligible to participate. If you have any questions about the offering, please do not hesitate to call the Stock Information Center at (_ ) - _, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. Sandler O’Neill & Partners, L.P. The shares of common stock are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus. 23

24 HarborOne NorthEast Bancorp, Inc. (Logo) HarborOne NorthEast Bancorp, Inc. Commences Stock Offering HarborOne NorthEast Bancorp, Inc., the proposed holding company for HarborOne Bank, is offering shares of its common stock in connection with the conversion of HarborOne Mutual Bancshares into the fully-public stock holding company form of organization. Shares of HarborOne NorthEast Bancorp, Inc. common stock are being offered for sale at a price of $10.00 per share. As a member of the community served by HarborOne Bank, you may have the opportunity to purchase shares in the offering. If you would like to learn more about our stock offering, we invite you to obtain a prospectus and offering material by calling our Stock Information Center at ( ) - , Monday through Friday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.